Exhibit 99.1

News Release

2007-32

Intelsat Reports Second Quarter 2007 Results

Company Posts Record Quarterly Revenues of $543 Million

Pembroke, Bermuda, August 9, 2007

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three and six month periods ended June 30, 2007.

Results for the second quarter of 2007 reflect the impact of the July 3, 2006 acquisition (the “PanAmSat Acquisition”) of PanAmSat Holding Corporation (“PanAmSat”), which was subsequently renamed Intelsat Holding Corporation. Results for the second quarter of 2006 are not pro forma for the PanAmSat Acquisition.

Intelsat, Ltd. reported revenue of $543.2 million and a net loss of $31.7 million for the three months ended June 30, 2007. The company also reported Intelsat, Ltd. EBITDA[i] , or earnings before interest, taxes and depreciation and amortization, of $410.9 million, and Adjusted EBITDA[i] for Intelsat Bermudaii of $421.7 million, or 78 percent of revenue, for the three months ended June 30, 2007.

For the six months ended June 30, 2007, Intelsat, Ltd. reported revenue of $1.1 billion and a net loss of $146.7 million. The company also reported Intelsat, Ltd. EBITDA of $776.4 million, and Adjusted EBITDA for Intelsat Bermuda of $811.9 million, or 76 percent of revenue, for the six months ended June 30, 2007.

Intelsat CEO Dave McGlade commented, “We are successfully implementing a strategy to generate business growth while further strengthening our leadership in the markets that we serve. Intelsat is well-positioned to benefit from the growth trends in our industry, such as mobility, IP applications, and globalization, and as a result we are experiencing solid growth in applications such as wireless extension services, broadband, and direct-to-home television. Our customers are the leaders in these markets, and we benefit as our services are key to their business growth. New offerings, such as our maritime broadband service, further our position in mobile services and we intend to continue to expand our mobile offerings.”

“We recently completed the transition of our Washington, D.C. customer operations center to our Atlanta, Georgia operations facility, a significant milestone in our plan to achieve an industry-leading cost profile, and will continue to combine operational platforms over the balance of 2007,” McGlade continued. “With our fleet investment program featuring two remaining launches in 2007, and five additional satellites on order, our capacity refresh and expansion program remains on track.”

Update on Announced Agreement with BC Partners to Acquire Majority Stake in Intelsat

On June 19, 2007, Intelsat Holdings, Ltd. (“Intelsat Holdings”), the parent of Intelsat, Ltd., entered into a Share Purchase Agreement with affiliates of funds advised by BC Partners Ltd. (“BC Partners”). Current shareholders of Intelsat Holdings are expected to receive upon closing as consideration for their shares approximately $4.6 billion in cash and approximately 27 percent of the fully diluted equity of the succeeding owner as of the closing, subject to certain closing adjustments. BC Partners has informed Intelsat Holdings that it has received equity commitments in the amount of $1.1 billion in cash, and that it has obtained debt financing commitments in the amount of approximately $5.11 billion, the proceeds of which will be used to fund the cash portion of the transaction, repay certain indebtedness of Intelsat Holdings and its subsidiaries and pay certain transaction fees and expenses.

The funding of the commitments is subject to certain conditions, including satisfaction of the conditions to the transaction. The transaction is expected to result in a “change of control” under the various indentures and credit agreements governing the indebtedness of Intelsat Holdings and its subsidiaries that contain “change of control” provisions. BC Partners has informed Intelsat Holdings that it has obtained debt financing commitments to backstop all indebtedness of Intelsat Holdings and its subsidiaries that may be subject to such a “change of control” provision. As a result of the anticipated financings, Intelsat’s total indebtedness is expected to increase by approximately $3.85 billion at closing.

The consummation of the transaction is subject to customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the receipt of approvals from the Federal Communications Commission and under Section 721 of the Defense Production Act of 1950, as amended, and is expected to occur in the fourth quarter of 2007 or the first quarter of 2008.

Financial Results for the Three Months Ended June 30, 2007

Total revenue of $543.2 million increased by $232.7 million, or 75 percent, for the three months ended June 30, 2007 from $310.5 million for the three months ended June 30, 2006. The 2006 period included a one-time termination charge of $20.6 million associated with a specific customer contract that was terminated early. The operations of the former PanAmSat business contributed approximately $223.1 million to the increase in revenue, including $18.8 million for the operations of the G2 Satellite Solutions government business (“G2”) which was sold to Intelsat General Corporation at the closing of the PanAmSat Acquisition. Total revenue of $543.2 million in the second quarter of 2007 advanced 1 percent as compared to the sum of reported revenues (unadjusted) for Intelsat, Ltd. and PanAmSat Corporation for the second quarter of 2006, or $310.5 million and $226.5 million, respectively. Growth trends included increased sales of transponder services and managed services to network services customers, with revenue increases generated by existing and new customers in Africa and Europe.

Transponder services revenue increased by $213.2 million to $410.1 million for the three months ended June 30, 2007 as compared to $196.9 million for the three months ended June 30, 2006. The growth was primarily due to revenues associated with the acquired operations of the former PanAmSat business of $194.7 million, as well as growth of $18.5 million, driven largely by applications such as broadband and wireless expansion services sold to network services customers. Managed services revenue increased $30.8 million to $65.7 million for the three months ended June 30, 2007 from $34.9 million for the three months ended June 30, 2006. Primary contributors to this growth were $15.2 million of managed services revenues associated with the acquired operations of the former PanAmSat business and new service growth of $15.7 million generated primarily by sales of broadband, private line and Internet backbone access services. Channel services revenues of $41.2 million in the second quarter of 2007 declined by $25.5 million from $66.7 million in the second quarter of 2006, due primarily to the previously mentioned $20.6 million termination fee in the second quarter of 2006, and the continuing decline of this legacy product. Mobile satellite services, or MSS, and other revenue increased by $14.1 million, to $26.2 million for the three months ended June 30, 2007, as compared to $12.0 million in the prior-year comparable period. The primary contributor to this growth was increases in satellite-related services revenue of $10.1 million, of which the majority was related to the operations of the former PanAmSat business, as well as increased usage of mobile satellite services sold to customers of Intelsat General Corporation, which increased slightly to $9.1 million for the three months ended June 30, 2007.

Total operating expenses for the three months ended June 30, 2007 increased by $97.3 million to $328.7 million, from $231.4 million in the same period in 2006, with the increase primarily due to the impact of the acquired PanAmSat operations.

Direct cost of revenue increased by $34.4 million, or 75 percent, to $80.5 million for the three months ended June 30, 2007 from $46.1 million for the same period in 2006. The acquired operations of PanAmSat accounted for substantially all of the increase. Increases included higher expenses of $11.9 million related to increased staff as a result of the acquisition, and increases in cost of sales of $11.7 million due to higher costs associated with increased satellite-related services revenue. Other increased costs relating to the PanAmSat Acquisition included higher earth station operating expenses of $7.1 million and higher occupancy expenses of $3.0 million.

Selling, general and administrative expense for the second quarter of 2007 was $59.7 million, an increase of $23.0 million, or 63 percent, from $36.7 million in the three months ended June 30, 2006. The increase was due in part to costs associated with the acquired operations of PanAmSat, including $4.6 million of higher staff expenses, and higher office, occupancy and operation expenses of $1.1 million. In addition, other increases included new monitoring fees of $3.5 million, expenses related to the integration efforts, other non-recurring projects, Sarbanes-Oxley Act compliance efforts and business operations of $8.0 million. Separately, in the second quarter of 2007 we also incurred approximately $2.3 million in restructuring costs associated with the PanAmSat Acquisition, as compared to no expense for these items in the second quarter of 2006.

Depreciation and amortization increased by $46.2 million, or 31 percent, to $194.8 million for the three months ended June 30, 2007 from $148.6 million for the three months ended June 30, 2006. The increase primarily resulted from the PanAmSat Acquisition, including an increase of $53.8 million of satellite depreciation due to the addition of PanAmSat’s 24 satellites to our fleet, and an increase of $14.0 million in amortization of intangible assets acquired in the PanAmSat Acquisition.

Income from operations was $214.6 million for the three months ended June 30, 2007 compared to $79.2 million for the three months ended June 30, 2006. This increase of $135.4 million was principally due to increased revenue related to the acquired PanAmSat operations as described above, and a gain on undesignated interest rate swap, partially offset by increases in direct costs of revenue (exclusive of depreciation and amortization); selling, general and administrative expenses; depreciation and amortization; and restructuring costs.

Interest expense, net increased by $135.6 million to $238.6 million for the three months ended June 30, 2007 from $103.0 million for the same period in 2006. The increase in interest expense was principally due to the incurrence and acquisition of additional debt in the PanAmSat Acquisition. The non-cash portion of interest expense was $20.0 million, which included the amortization and accretion of discounts and premiums recorded on existing debt. This was partially offset by higher total capitalized interest for the period of $15.1 million, as compared to $2.8 million capitalized during the three months ended June 30, 2006.

Financial Results for the Six Months Ended June 30, 2007

Total revenue increased by $470.5 million, or 80 percent, to $1,061.5 million for the six months ended June 30, 2007 from $591.0 million for the six months ended June 30, 2006. The operations of the former PanAmSat business contributed approximately $438.8 million to the revenue increase, including $37.1 million for the operations of the G2 business.

Transponder services revenue increased by $420.1 million to $806.8 million, from $386.7 million, or 109 percent, primarily driven by $387.1 million of revenues associated with the acquired operations of PanAmSat for the six months ended June 30, 2007, while strong demand also contributed to the revenue growth. Managed services revenue increased $57.8 million, or 87 percent, to $124.1 million for the six months ended June 30, 2007 from $66.2 million for the six months ended June 30, 2006. In addition to the revenue increase which resulted from the acquired operations of PanAmSat, increases resulted from both new customers and new business generated from existing customers. Channel services revenue declined by $30.6 million to $84.8 million for the six months ended June 30, 2007 as compared to $115.4 million for the six months ended June 30, 2006. The decrease was due primarily to unusually high channel services revenue in 2006 driven by the previously mentioned termination fee of $20.6 million received in 2006 together with the continuing decline of this legacy product. Mobile satellite services and other revenue increased by $23.2 million to $45.9 million for the six months ended June 30, 2007 as compared to $22.7 million for the six months ended June 30, 2006.

Total operating expenses for the six months ended June 30, 2007 increased by $191.1 million to $672.1 million, from $481.0 million for the same period in 2006. The period in 2007 included the six months of operating expenses associated with the acquired PanAmSat operations and $7.1 million in restructuring costs resulting from the PanAmSat Acquisition.

Direct costs of revenue increased by $62.2 million, or 61 percent, to $163.4 million for the six months ended June 30, 2007 from $101.2 million for the same period in 2006. Increases included higher staff-related expenses of $18.8 million driven by an increase in the number of employees that directly support our satellite operations due to the acquisition of the PanAmSat operations. Further increases in cost of sales of $22.8 million were due to higher costs associated with increased satellite-related services revenue, including launch services, customer premise equipment and related services. Further increases included higher office, operational, and occupancy expenses of $5.2 million and $12.1 million in higher earth station operating expenses due to the increase in the number of owned and leased teleports and other operational locations, and $3.6 million of higher insurance costs related to Galaxy 16.

Selling, general and administrative expenses increased by $41.2 million, or 54 percent, to $117.9 million for the six months ended June 30, 2007 from $76.6 million for the six months ended June 30, 2006. The increase was due in part to the acquired PanAmSat operations, which entailed higher staff-related and occupancy expenses of $8.3 million. In addition, other increases included new monitoring fees of $6.7 million, expenses related to the integration efforts, other non-recurring projects, Sarbanes-Oxley Act compliance efforts and business operations of $13.3 million. Bad debt expenses increased $6.6 million related to an increase in delinquent payments from certain customers as well as the addition of the receivables from the acquired PanAmSat operations.

Depreciation and amortization expense increased by $87.2 million, or 29 percent, to $390.4 million for the six months ended June 30, 2007 from $303.2 million for the same period in 2006, with the increase primarily attributable to depreciation recognized for acquired PanAmSat assets of $107.6 million and an increase of $28.1 million in amortization of intangible assets as a result of new customers lists and increased revenue backlog.

Income from operations increased by $279.4 million to $389.4 million for the six months ended June 30, 2007 from $109.9 million for the six months ended June 30, 2006, principally due to increased revenue related to the acquired PanAmSat operations, as described above, and a gain on undesignated interest rate swap, partially offset by increases in direct costs of revenue (exclusive of depreciation and amortization); selling, general and administrative expenses; depreciation and amortization; and restructuring costs.

Interest expense, net increased to $519.3 million in the six months ended June 30, 2007 as compared to $208.8 million for the six months ended June 30, 2006, due primarily to the debt associated with the PanAmSat Acquisition.

EBITDA, Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $410.9 million, or 76 percent of revenue, for the three months ended June 30, 2007 reflected an increase of $189.7 million from $221.2 million, or 71 percent of revenue, for the same period in 2006. Intelsat, Ltd. EBITDA of $776.4 million, or 73 percent of revenue, for the six months ended June 30, 2007 reflected an increase of $375.4 million from $401.0 million, or 68 percent of revenue, for the same period in 2006. These increases were primarily attributable to the acquired PanAmSat operations.

Intelsat Bermuda Adjusted EBITDA increased by $181.1 million to $421.7 million, or 78 percent of revenue, for the three months ended June 30, 2007 from $240.7 million, or 77 percent of revenue, for the same period in 2006, which included the benefit of the unusual termination fee of $20.6 million. Intelsat Bermuda Adjusted EBITDA increased by $366.4 million to $811.9 million, or 76 percent of revenue, for the six months ended June 30, 2007 from $445.5 million, or 75 percent of revenue, for the same period in 2006.

At June 30, 2007, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $8.0 billion. At March 31, 2007, Intelsat’s backlog was $8.1 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Network Services	65%	47%	65%	47%
Media	17%	37%	17%	37%
Government	17%	14%	17%	13%
Other	1%	2%	1%	2%

By Service Type

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Transponder	63%	75%	65%	76%
Channel	22%	8%	20%	8%
Managed Services	11%	12%	11%	12%
Mobile Satellite Services/Other	4%	5%	4%	4%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated negative free cash flow from operationsi of $28.3 million during the six months ended June 30, 2007. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest. Payments for satellites and other property, plant and equipment during the six months ended June 30, 2007 totaled $241.5 million for capital expenditures.

The company currently has orders outstanding for seven satellites, which will be built over a period of two years, two of which are expected to be launched by the end of 2007. For 2007, we expect our total capital expenditures to be approximately $615 million, although changes in launch dates, construction plans or integration projects could result in a portion of these expected capital expenditures being incurred in 2008 instead of 2007.

End Notes

[i]

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat (Bermuda), Ltd., or Intelsat Bermuda, on July 3, 2006 and January 12, 2007. Please see the reconciliations of Intelsat Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

ii	Intelsat Bermuda and its subsidiaries include all the entities (both legacy Intelsat and legacy PanAmSat) that conduct the post-acquisition company’s operations.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on August 9, 2007 to discuss the company’s financial results for the second quarter of 2007. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors.

To participate on the live call, United States-based participants should call 1 (800) 260-8140. Non-U.S. participants should call +1 (617) 614-3672. The participant pass code is 44459555. Participants will have access to a replay of the conference call through August 16, 2007. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 77626757.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, serving the media, network services and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

Contact:

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute "forward-looking statements" that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat's intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat's control. Important factors that could cause actual results to, differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; our ability to obtain new satellite insurance policies on commercially reasonable terms or at all; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; competition; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. In connection with the recently completed PanAmSat Acquisition, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following consummation of the acquisition; certain covenants in our debt agreements following consummation of the acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our debt; a change in the health of, or a catastrophic loss of, one or more of our satellites, including those acquired in the acquisition; the failure to successfully integrate or to obtain expected synergies from the acquisition on the expected timetable or at all; and the failure to achieve the strategic objectives envisioned for the acquisition of PanAmSat. In connection with the BC Partners Share Purchase Agreement, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the BC Partners Share Purchase Agreement; the inability to consummate the transaction due to the failure to obtain regulatory approvals or the failure to satisfy other conditions; the failure of affiliates of BC Partners to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the transaction; and risks that the proposed transaction disrupts our current plans and operations and the potential difficulties in employee retention as a result of the transaction. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2006 and its other filings with the US Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat's intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2007
Revenue	$310,534	$543,222
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	46,084	80,456
Selling, general and administrative	36,676	59,655
Depreciation and amortization	148,602	194,789
Restructuring costs	—	2,317
Gain on undesignated interest rate swap	—	(8,560)

Total operating expenses	231,362	328,657

Income from operations	79,172	214,565
Interest expense, net	103,016	238,603
Other income (expense), net	(6,596)	1,506

Loss before income taxes	(30,440)	(22,532)
Provision for income taxes	12,245	9,142

Net loss	$(42,685)	$(31,674)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007
Revenue	$590,980	$1,061,460
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	101,195	163,418
Selling, general and administrative	76,641	117,872
Depreciation and amortization	303,206	390,392
Restructuring costs	—	7,143
Gain on undesignated interest rate swap	—	(6,727)

Total operating expenses	481,042	672,098

Income from operations	109,938	389,362
Interest expense, net	208,838	519,275
Other expense, net	(12,156)	(3,328)

Loss before income taxes	(111,056)	(133,241)
Provision for income taxes	21,740	13,505

Net loss	$(132,796)	$(146,746)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Net loss	$(42,685)	$(31,674)	$(132,796)	$(146,746)
Add:
Interest expense, net	103,016	238,603	208,838	519,275
Provision for income taxes	12,245	9,142	21,740	13,505
Depreciation and amortization	148,602	194,789	303,206	390,392

EBITDA	$221,178	$410,860	$400,988	$776,426

EBITDA margin	71%	76%	68%	73%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$164,058	$101,016	$188,547	$213,215
Depreciation and amortization	(148,602)	(194,789)	(303,206)	(390,392)
Provision for doubtful accounts	93	(1,536)	851	(6,277)
Foreign currency transaction gain	60	332	280	296
Gain (loss) on disposal of assets	(11)	(335)	(11)	25
Share-based compensation expense	(29)	(1,262)	(110)	(2,524)
Compensation cost paid by parent	(2,160)	—	(7,992)	(288)
Deferred income tax	—	1,827	—	1,827
Amortization and write-off of bond discount and issuance costs	(17,624)	(19,592)	(34,713)	(65,615)
Share in losses of affiliates	(7,864)	447	(14,134)	(6,931)
Gain on undesignated interest rate swap	—	8,560	—	6,727
Other non-cash items	—	(836)	—	(11,378)
Changes in operating assets and liabilities	(30,606)	74,494	37,692	114,569

Intelsat, Ltd. net loss	(42,685)	(31,674)	(132,796)	(146,746)

Add:
Interest expense, net	103,016	238,603	208,838	519,275
Provision for income taxes	12,245	9,142	21,740	13,505
Depreciation and amortization	148,602	194,789	303,206	390,392

Intelsat, Ltd. EBITDA	221,178	410,860	400,988	776,426

Add (Subtract):
Parent and intercompany expenses, net	3,359	3,312	7,866	7,006
Compensation and benefits	1,074	1,702	2,057	3,571
Restructuring costs	—	2,317	—	7,143
Acquisition related expenses	3,000	6,862	6,000	12,987
Equity investment losses	7,864	(47)	14,134	7,331
Gain on undesignated interest rate swap	—	(8,560)	—	(6,727)
Non-recurring and other non-cash items	4,895	8,746	15,922	11,674
Satellite performance incentives	(712)	(3,463)	(1,500)	(7,550)

Intelsat Bermuda Adjusted EBITDA	240,658	421,729	445,467	811,861

Intelsat Bermuda Adjusted EBITDA Margin	77%	78%	75%	76%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	—	(181,523)	—	(347,076)
Parent and Intercompany expenses	—	(23)	—	320
Satellite performance incentives	712	3,463	1,500	7,550

Sub Holdco Adjusted EBITDA	$241,370	$243,646	$446,967	$472,655

Note:

Intelsat calculates a measure called Intelsat Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat Bermuda on July 3, 2006 and January 12, 2007. Intelsat Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures as described in the table above. Intelsat Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. Intelsat Bermuda Adjusted EBITDA is a material component of certain ratios used in these indentures, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Bermuda Adjusted EBITDA Margin is defined as Intelsat Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) dated as of July 3, 2006. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

Intelsat Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, Intelsat Bermuda Adjusted EBITDA or Intelsat Bermuda Adjusted EBITDA Margin as alternatives to operating or net income or operating or net income margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2006	As of June 30, 2007
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$583,656	$427,744
Receivables, net of allowance of $29,947 in 2006 and $35,117 in 2007	301,018	305,129
Deferred income taxes	42,403	42,316
Tax indemnification receivable	34,009	—
Prepaid expenses and other current assets	22,874	23,202

Total current assets	983,960	798,391
Satellites and other property and equipment, net	4,729,135	4,601,376
Goodwill	3,908,032	3,903,767
Non-amortizable intangible assets	1,676,600	1,676,600
Amortizable intangible assets, net	785,004	738,247
Other assets	318,677	331,230

Total assets	$12,401,408	$12,049,611

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$142,278	$101,263
Taxes payable	72,547	—
Employee related liabilities	71,267	44,255
Customer advances for satellite construction	41,543	36,117
Accrued interest payable	243,918	211,399
Current portion of long-term debt	69,817	216,793
Deferred satellite performance incentives	18,374	19,933
Other current liabilities	105,025	78,722

Total current liabilities	764,769	708,482

Long-term debt, net of current portion	11,209,798	11,048,535
Deferred satellite performance incentives, net of current portion	132,449	117,812
Deferred revenue, net of current portion	148,867	159,184
Deferred income taxes	460,207	454,399
Accrued retirement benefits	98,573	98,017
Other long-term liabilities	128,086	148,805

Total liabilities	12,942,749	12,735,234

Shareholder’s deficit:
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	29,746	32,569
Accumulated deficit	(571,174)	(718,418)
Accumulated other comprehensive income	75	214

Total shareholder’s deficit	(541,341)	(685,623)

Total liabilities and shareholder’s deficit	$12,401,408	$12,049,611

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended June 30,
	2006	2007
Cash flows from operating activities:
Net loss	$(42,685)	$(31,674)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	148,602	194,789
Provision for doubtful accounts	(93)	1,536
Foreign currency transaction gain	(60)	(332)
Loss on disposal of assets	11	335
Share-based compensation expense	29	1,262
Compensation cost paid by parent	2,160	—
Deferred income tax	—	(1,827)
Amortization and write-off of bond discount and issuance costs	17,624	19,592
Share in loss of affiliates	7,864	(447)
Gain on undesignated interest rate swap	—	(8,560)
Loss on prepayment of debt and other non-cash items	—	836
Changes in operating assets and liabilities:
Receivables	849	(7,641)
Prepaid expenses and other assets	9,966	9,614
Accounts payable and accrued liabilities	25,317	(51,550)
Deferred revenue	(1,870)	(1,902)
Accrued retirement benefits	(423)	(72)
Other long-term liabilities	(3,233)	(22,943)

Net cash provided by operating activities	164,058	101,016

Cash flows from investing activities:
Payments for satellites and other property and equipment	(43,530)	(110,160)
Other investing activities	—	1,178

Net cash used in investing activities	(43,530)	(108,982)

Cash flows from financing activities:
Repayments of long-term debt	(875)	(13,848)
New debt issuance costs	—	(2,194)
Repayments of funding of capital expenditures by customer	—	(12,982)
Principal payments on deferred satellite performance incentives	(1,492)	(7,147)
Principal payments on capital lease obligations	(1,888)	(2,029)

Net cash used in financing activities	(4,255)	(38,200)

Effect of exchange rate changes on cash and cash equivalents	60	332

Net change in cash and cash equivalents	116,333	(45,834)
Cash and cash equivalents, beginning of period	359,005	473,578

Cash and cash equivalents, end of period	$475,338	$427,744

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Six Months Ended June 30,
	2006	2007
Cash flows from operating activities:
Net loss	$(132,796)	$(146,746)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	303,206	390,392
Provision for doubtful accounts	(851)	6,277
Foreign currency transaction gain	(280)	(296)
(Gain) loss on disposal of assets	11	(25)
Share-based compensation expense	110	2,524
Compensation cost paid by parent	7,992	288
Deferred income tax	—	(1,827)
Amortization and write-off of bond discount and issuance costs	34,713	65,615
Share in loss of affiliates	14,134	6,931
Gain on undesignated interest rate swap	—	(6,727)
Loss on prepayment of debt and other non-cash items	—	11,378
Changes in operating assets and liabilities:
Receivables	9,804	(10,027)
Prepaid expenses and other assets	(3,309)	12,398
Accounts payable and accrued liabilities	(17,642)	(78,477)
Deferred revenue	(22,889)	(19,066)
Accrued retirement benefits	291	(556)
Other long-term liabilities	(3,947)	(18,841)

Net cash provided by operating activities	188,547	213,215

Cash flows from investing activities:
Payments for satellites and other property and equipment	(65,009)	(241,543)
Other investing activities	—	1,178

Net cash used in investing activities	(65,009)	(240,365)

Cash flows from financing activities:
Repayments of long-term debt	(2,625)	(1,633,886)
Proceeds from issuance of long-term debt	—	1,595,000
New debt issuance costs	—	(31,118)
Repayments of funding of capital expenditures by customer	—	(34,642)
Payment of premium on early retirement of debt	—	(10,000)
Principal payments on deferred satellite performance incentives	(2,140)	(10,359)
Principal payments on capital lease obligations	(3,785)	(4,053)

Net cash used in financing activities	(8,550)	(129,058)

Effect of exchange rate changes on cash and cash equivalents	280	296

Net change in cash and cash equivalents	115,268	(155,912)
Cash and cash equivalents, beginning of period	360,070	583,656

Cash and cash equivalents, end of period	$475,338	$427,744

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	(in thousands)		(in thousands)
Net cash provided by operating activities	$164,058	$101,016	$188,547	$213,215
Payments for satellites and other property and equipment	(43,530)	(110,160)	(65,009)	(241,543)

Free cash flow from operations	$120,528	$(9,144)	$123,538	$(28,328)

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.